ADDENDUM NO. 19 TO
REVOLVING LOAN AND SECURITY AGREEMENT
CONVERTIBLE REVOLVING CREDIT PROMISSORY NOTE
DATED OCTOBER 26, 1987

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Robert Howard and iCAD, Inc. (the “Company”) hereby agree to extend the repayment date set forth in Paragraph D of the above referenced Convertible Revolving Credit Promissory Note, as amended (the “Note”) previously issued by the Company to Robert Howard under the Revolving Loan and Security Agreement referred to above (the “Loan Agreement”), from March 31, 2007 to March 31, 2008.

In addition, Robert Howard agrees that he will not, while the Loan Agreement and related revolving line of credit are in effect, convert any outstanding advances made by him to the Company under the Loan Agreement (whether evidenced by the Note or other document) into shares of the Company’s common stock that would exceed the shares of the Company’s common stock “available for issuance”, which, for purposes of this Agreement, is defined as the authorized shares of the Company’s common stock less issued and outstanding common shares less any shares of the Company’s common stock reserved for issuance upon exercise or conversion of outstanding convertible preferred stock, convertible notes, non-employee warrants and non-employee stock options.

The undersigned, Robert Howard, also represents to the Company that he does not intend to call in the principal balance of the note.

/s/ Robert Howard Robert Howard iCAD, Inc. By: /s/ Darlene Deptula-Hicks Name: Darlene Deptula-Hicks Title: Chief Financial Officer

Dated: March 1, 2007